Exhibit 99.1

Contact:	Chris Paterson Chief Executive Officer (954) 796-3651 cpaterson@careguide.com
CAREGUIDE TO BEGIN TRADING UNDER SYMBOL CGDE IMMEDIATELY
Coral Springs, Florida (September 25, 2006) — CareGuide, Inc. (OTCBB: CGDE), a national disease and healthcare management company, today announced that it will begin trading today on the Over-the-Counter Bulletin Board under ticker symbol “CGDE.” Previously, the Company had traded under the name Patient Infosystems, Inc., d/b/a CareGuide, and under the symbol PATY.
“We are pleased to announce the change of our ticker symbol to CGDE,” said Chris E. Paterson, president and chief executive officer of CareGuide. “We believe the new ticker symbol more properly reflects the recent change of the Company’s legal name to CareGuide, Inc.”
Headquartered in Coral Springs, Florida, CareGuide is a national disease and care management company serving the health and benefit plans of managed care organizations, employers, unions, third party administrators and government customers. Understanding that health status is dynamic and encompasses physical, mental and social qualities, CareGuide focuses on total population health management. The Company employs a unique scientific approach to identify members of health plans who are at risk for medical destabilization and high claims expense. Through flexible, evidence-based and member-centric interventions that are matched to the individual’s holistic health needs, hospital admissions are prevented and quality of life is enhanced. CareGuide distinguishes itself by combining high human touch with technology to assist chronically ill members in self-managing their health. Visit www.careguide.com for more information.
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